United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 19, 2011

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.01.  Entry into Material Definitive Agreement

On December 19, 2011, iSECUREtrac Corp. (the "Company") executed a Fourth Amendment (the “Amendment”) to its Promissory Note, dated July 22, 2011 (the “Note”) with Crestpark LP, Inc. (the "Lender") in order to extend the maturity date of the Note from December 20, 2011 to December 30, 2011.  None of the other terms and conditions of the Note were affected by the Amendment.  Pursuant to the Note, the Lender has agreed to advance up to $250,000  to the Company from time to time as requested by the Company to fund its working capital requirements.  Borrowings under the Note bear interest at 12% per annum and once repaid, may not be re-borrowed.  As of December 22, 2011, the Company had borrowed a total of $50,000 under the Note.

As the holder of all issued and outstanding shares of Series D Preferred Stock, the Lender shares the right to appoint a majority of the Company's Board of Directors with holders of the Company's Series C 8% Cumulative, Compounding Exchangeable Preferred Stock.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth under Item 1.01 of this Report, all of which is incorporated by reference into this Item 2.03.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 19, 2011, Peter A. Michel resigned as President and Chief Executive Officer of iSecureTrac Corp. (the “Company”) effective immediately.  Mr. Michel also resigned as a director of the Company on that date.  His resignation was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

The Board of Directors has appointed Lincoln Zehr, the Company’s Chief Financial Officer, to serve as the Company’s interim President and Chief Executive Officer.  Mr. Zehr, age 48, has served as the Company’s Chief Financial Officer since February 1, 2008.  At this time, no one has been appointed to fill the vacancy on the Company’s Board of Directors resulting from Mr. Michel’s resignation.

Item 9.01  Financial Statements and Exhibits.

99.1	Press Release, dated December 22, 2011, announcing the resignation of Peter Michel from the position of President and Chief Executive Officer and as a Director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Lincoln Zehr
Lincoln Zehr Interim Chief Executive Officer

December 22, 2011